As filed with the Securities Exchange Commission on February 24, 2011
Registration No. 333-165055

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

KANDI TECHNOLOGIES, CORP.
(Exact name of registrant as specified in its charter)

Delaware	90-0363723
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

Jinhua City Industrial Zone
Jinhua, Zhejiang Province
People’s Republic of China
Post Code 321016
(86-579) 82239856
 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Hu Xiaoming
Kandi Technologies, Corp.
Jinhua City Industrial Zone
Jinhua, Zhejiang Province
People’s Republic of China
Post Code 321016
(86-579) 82239858
 (Name, address, including zip code, and
telephone number, including area code, of agent for service)

Copy to:
Robert S. Matlin, Esq.
K&L Gates LLP
599 Lexington Avenue
New York, NY 10022
212-536-3900

Approximate date of commencement of proposed sale to the public: from time to time after the registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☑

CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED (1)	PROPOSED MAXIMUM OFFERING PRICE PER UNIT(2)	PROPOSED MAXIMUM OFFERING PRICE	AMOUNT OF REGISTRATION FEE (3)
Total Number of shares of Common Stock, par value $0.001 per share, to be registered:	2,653,665	$4.11	$10,906,563.15	$777.64

(1) 2,653,665 shares of Common Stock, par value $0.001 per share, of Kandi Technologies, Corp., a Delaware corporation (the “Company”), are being registered hereunder. These shares of Common Stock may be issued upon conversion of senior secured convertible notes. In addition to both economic and standard antidilution adjustments, the conversion price of the notes is subject to additional adjustments described below in “Recent Developments - Description of the Securities Under the Financing - Notes - Conversion and Conversion Price Adjustments.” In accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the Registrant is also registering hereunder an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions. The Registrant will not rely on Rule 416 to cover additional securities resulting from any adjustment provision contained in the warrants issued in conjunction with the notes, including participation rights and dilutive issuance.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act based upon the price of $4.11 which was the average of the high and low bid prices for the Company’s Common Stock on NASDAQ Capital Market on February 19, 2010.

(3) Computed in accordance with Section 6(b) of the Securities Act. Previously paid.

PROSPECTUS
SUBJECT TO COMPLETION, DATED FEBRUARY 24, 2011

2,653,665 Shares of Common Stock

KANDI TECHNOLOGIES, CORP.

We are registering 2,653,665 shares of our common stock, par value $0.001 per share (the “Common Stock”) for sale by the selling stockholders set forth herein issuable, from time to time, upon conversion of senior secured convertible notes (the “Notes”). In addition to both economic and standard antidilution adjustments, the conversion price of the Notes is subject to additional adjustments described below in “Recent Developments - Description of the Securities Under the Financing - Notes - Conversion and Conversion Price Adjustments.”

The selling stockholders identified in this prospectus, or their pledgees, donees, transferees or other successors-in-interest, may offer the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. We will not receive any proceeds from the sale of the shares of Common Stock. However, we may receive proceeds in connection with the exercise of the warrants (the “Warrants”) issued in connection with our private placement as described in “Recent Developments,” if they are exercised for cash. The selling stockholders will sell the shares of Common Stock in accordance with the “Plan of Distribution” set forth in this prospectus. The selling stockholders will bear all commissions and discounts, if any, attributable to the sales of shares of Common Stock. We will bear all costs, expenses and fees in connection with the registration of the shares of Common Stock.

Investing in our securities involves risks. See ‘‘Risk Factors’’ beginning on page 13.

Our Common Stock is traded on The NASDAQ Capital Market under the symbol “KNDI.” The last reported price of our Common Stock on February 23, 2011 was $3.48 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 24, 2011

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted. The information in this prospectus is complete and accurate only as of the date of the front cover regardless of the time of delivery of this prospectus or of any sale of shares. Except where the context requires otherwise, in this prospectus, the words “Company,” “Kandi,” “we,” “us” and “our” refer to Kandi Technologies, Corp., a Delaware corporation.

EXPLANATORY NOTE

This Post-Effective Amendment to the Registration Statement on Form S-3 (Registration No. 333-165055) is being filed by the Registrant to reflect only the restructuring and name change of two of the selling stockholders listed on the Selling Stockholders table on page 22. This Amendment does not reflect any other changes, including any changes in the holdings of the selling stockholders since the effectiveness of the Registration Statement pursuant to conversion of the Notes or sales of securities by the stockholders.

PROSPECTUS SUMMARY

This summary highlights selected information from this prospectus. It does not contain all of the information that is important to you. We encourage you to carefully read this entire prospectus and the documents to which we refer you. The following summary is qualified in its entirety by reference to the detailed information appearing elsewhere in this prospectus.

Our Company

Kandi Technologies, Corp., founded in 2003 and headquartered in Zhejiang Province, The Peoples Republic of China (the PRC), achieved a listing on NASDAQ in March, 2008 with the symbol: KNDI. Kandi is one of China’s leading producers of all terrain recreational vehicles, including go-karts, where it has been China’s number one exporter. Kandi has increased its focus on fuel efficient vehicles, including the all-electric mini-car, the Kandi COCO. The Company has also begun to shift its sales away from the export market to the growing domestic Chinese market. Kandi believes that its mini-cars will become the Company’s largest revenue and profit generators. The Company’s products can be viewed at http://www.kandivehicle.com .

General

Kandi’s products include off-road vehicles (which includes ATVs, UTVs, and go-karts), motorcycles and mini-cars.

	The year ended December 31
	2009		2008
	Units	Revenue	Units	Revenue
All-terrain Vehicles (ATVs)	6,194	$3,021,352	6,022	$4,981,792
Super-mini car (CoCo) (1)	2,110	8,508,451	2,125	9,140,919
Go-Kart	13,673	13,487,087	38,644	20,818,651
Mini Pick-up	1	4,365	25	45,974
Utility vehicles (UTVs)	3,509	8,478,679	2,759	4,741,704
Three-wheeled motorcycle (TT)	458	327,828	481	784,748
Total	25,945	$33,827,762	50,056	$40,513,788

(1) The Company had previously categorized the predecessor generation CoCo as a UTV in the 2008 Form 10-K, but has adjusted the categorization in this report to clarify year over year comparisons.

Off-Road Vehicles

In 2003 Kandi began mass production of go-karts. The Company is now one of the leading manufacturers of go-karts in the People’s Republic of China (PRC). Kandi produces a wide range of go-karts, from the 90cc class to the 1,000cc class in cylinder displacement. Kandi also produces four-wheeled all-terrain vehicles (ATVs) and specialized utility vehicles (UTVs), which are ATVs special-fitted for agricultural and industrial use.

For the year ended December 31, 2009, sales of ATVs dropped 61% from $4,981,793 in 2008 to $3,021,352. UTV sales also increased from $4,741,704 to $8,478,679, representing a 78.8% increase. Go-kart sales decreased 65% from $20,818,650 in 2008 to $13,487,087 for 2009. The decreases are mainly attributable to the decreased demand from the U.S market as a result of the financial crisis.

The Company had a strong fourth quarter in 2009, resulting in a 46% increase in revenues and a 73% increase in gross profits compared to the fourth quarter results of 2008, signaling a recovery in the sales of our products corresponding with the broader global economic recovery.

Mini-Car Products

Kandi began sales of its gas-powered Super-mini car, CoCo, in August 2008. The first generation CoCo was designed for local neighborhood driving, with a 250cc single cylinder, 4-stroke water-cooled engine with a top speed of 25 mph, achieving 60 mpg. In 2009, the Company launched the battery powered all-electric CoCo. The electric CoCo is designed to achieve a top speed of 25 mph, and will have a driving range of 80 miles on a single full charge. The Company expects significant growth in the sales of the CoCo and expects to expand the product line in the near term.

The following table shows the breakdown of Kandi’s revenues from its customers by geographical markets based on the location of the customer during the fiscal years ended December 31, 2009 and 2008:

	The Years Ended of December 31
	2009		2008
	Sales Revenue	Percentage	Sales Revenue	Percentage
North America	3,967,536	12%	7,292,482	18%
Europe	660,476	2%	-	-
China	29,199,750	86%	32,816,168	81%
Other Regions	—	—	405,138	1%
Total	33,827,762	100%	40,513,788	100%

For the year ended December 31, 2009, sales to North America dropped significantly due to the financial crisis. The Company expanded its sales to Europe, which began producing revenue in 2009. We expect continued sales growth in this region in the future. For the year ended December 31, 2009, about 95% of sales to China are sales to Chinese export agents, who resell the Company’s products to North America, Europe, and other regions.

Sales and Distribution

Kandi’s sales are made through third-party distributors, which distribute Kandi’s products to local wholesalers and retail dealers. Worldwide, Kandi sells its products through seven main independent distributors for off-road vehicles.

Components and Parts, Raw Materials and Sources of Supply

Kandi manufactures the frames of its vehicles and assembles the vehicles in its factory in Jinhua, China. Other components and parts, such as engines, shock absorbers, electrical equipment and tires, are purchased from numerous suppliers. The principal raw materials used by Kandi are steel plate, aluminum, special steels, steel tubes, paints, and plastics, which are purchased from several local suppliers. The most important raw material purchased is steel plate. There is only one supplier who accounted for more than 5% of the Company’s purchases of major components and parts and principal raw materials during the fiscal year ended December 31, 2009. Kandi does not have and does not anticipate having any difficulty in obtaining its required materials from suppliers and considers its contracts and business relations with the suppliers to be satisfactory.

Seasonality

Kandi’s motorcycle and off-road vehicle businesses have historically experienced some seasonality. However, this seasonality has not generally been material to our financial results.

Competition

The global small vehicle markets and new energy vehicle markets are highly competitive. Competition in such markets is based upon a number of factors, including price, quality, reliability, styling, product features and warranties. As a relatively new entrant into the market, many of our competitors are more diversified and have financial and marketing resources that are substantially greater than those of Kandi.

Employees

As of December 31, 2009, Kandi had a total of 329 full time employees. None of our employees are represented by any collective bargaining agreements.

Environmental and Safety Regulation

Emissions

The United States Environmental Protection Agency (“EPA”) and the California Air Resources Board (“CARB”) have adopted emissions regulations applicable to Kandi’s products. CARB has emissions regulations for ATVs and off-road vehicles which the Company already meets. In October 2002, the EPA established new corporate average emission standards effective for model years 2006 through 2012 for non-road recreational vehicles, including ATVs and off-road vehicles.

Kandi’s motorcycles are also subject to EPA and CARB emission standards. Kandi believes that its motorcycles have always complied with these standards. The CARB regulations required additional motorcycle emission reductions in model year 2008 which the Company met. The EPA adopted the CARB emission limits in a January 2004 rulemaking that allows an additional two model years to meet these new CARB emission requirements on a nationwide basis.

Kandi’s products are also subject to international laws and regulations related to emissions in places where it sells its products outside the United States. Europe currently regulates emissions from certain of the Company’s ATV-based products, motorcycles, and mini-cars and the Company meets these requirements. Canada’s emission regulations for motorcycles are similar to those in the U.S. In December 2006 Canada proposed a new regulation that would essentially adopt the U.S. emission standards for ATVs and off-road vehicles. These regulations became effective in 2009 and the Company meets this standard.

Kandi believes that its off-road vehicles, motorcycles and mini-cars have always complied with applicable emission standards and related regulations in the United States and internationally. Kandi is unable to predict the ultimate impact of the adopted or proposed regulations on Kandi and its business.

Use regulation

State and federal laws and regulations have been promulgated or are under consideration relating to the use or manner of use of Kandi’s products. Some states and localities have adopted, or are considering the adoption of, legislation and local ordinances which restrict the use of ATVs and off-road vehicles to specified hours and locations. The federal government also has restricted the use of ATVs and off-road vehicles in some national parks and federal lands. In several instances this restriction has been a ban on the recreational use of these vehicles. Kandi is unable to predict the outcome of such actions or the possible effect on its business. Kandi believes that its business would be no more adversely affected than those of its competitors by the adoption of any pending laws or regulations.

Product Safety and Regulation

Safety Regulation

The federal government and individual states have promulgated or are considering promulgating laws and regulations relating to the use and safety of Kandi’s products. The federal government is the primary regulator of product safety. The Consumer Product Safety Commission (“CPSC”) has federal oversight over product safety issues related to ATVs and off-road vehicles. The National Highway Transportation Safety Administration (“NHTSA”) has federal oversight over product safety issues related to on-road motorcycles.

In August 2008, the Consumer Product Safety Improvement Act (the “Act”) was passed. The Act includes a provision that requires all manufacturers and distributors who import into or distribute ATVs in the United States to comply with the ANSI/SVIA safety standards which were previously voluntary. The Act also requires the same manufacturers and distributors to have ATV action plans filed with the CPSC that are substantially similar to the voluntary action plans that were previously in effect. Kandi currently complies with the ANSI/SVIA standard.

Kandi’s motorcycles are subject to federal vehicle safety standards administered by NHTSA. Kandi’s motorcycles are also subject to various state vehicle safety standards. Kandi believes that its motorcycles have always complied with safety standards relevant to motorcycles.

Kandi’s products are also subject to international standards related to safety in places where it sells its products outside the United States. Kandi believes that its motorcycles and mini-cars have always complied with applicable safety standards in the United States and internationally.

Principal Executive Offices

Our principal executive office is located in the Jinhua City Industrial Zone in Jinhua, Zhejiang Province, PRC, 321016 and our telephone number (86-579)82239856.

The Offering

Shares of Common Stock being registered hereunder	2,653,665 shares of Common Stock, issuable upon conversion of the Notes

Common stock outstanding as of April 8, 2010	19,961,000 shares of Common Stock

Use of Proceeds
We will not receive any of the proceeds from the sale of the shares of Common Stock. We may receive proceeds in connection with the exercise of the Warrants, if exercised for cash. We intend to use any proceeds from the exercise of any of the Warrants for working capital and other general corporate purposes. There is no assurance that any of the Warrants will ever be exercised for cash, if at all.

Risk Factors
An investment in our securities involves a high degree of risk and could result in a loss of your entire investment. Prior to making an investment decision, you should carefully consider all of the information in this prospectus and, in particular, you should evaluate the risk factors set forth under the caption “Risk Factors” beginning on page 13.

The NASDAQ Capital Market Symbol	KNDI

RECENT DEVELOPMENTS

On January 21, 2010 (the “Closing Date”), we consummated a private placement of $10,000,000 senior secured convertible notes and warrants to purchase an aggregate of 800,000 shares of Common Stock at a purchase price of $10,000,000 in a private placement to Hudson Bay Fund LP, Hudson Bay Overseas Fund, Ltd., and Capital Ventures International (the “Investors”) pursuant to a Securities Purchase Agreement, dated as of January 21, 2010 (the “Securities Purchase Agreement”), on the terms set forth below (the “Financing”).1

Pursuant to the Securities Purchase Agreement, each Investor purchased a Note and a Warrant. As discussed more fully below, the Notes are convertible into shares of the Company’s Common Stock (as converted, the “Conversion Shares”), and are entitled to earn interest which may be paid in cash or in shares of Common Stock (the “Interest Shares”). The Warrants are exercisable into shares of Common Stock (as exercised, the “Exercise Shares”). The Conversion Shares, the Interests Shares and the Exercise Shares are all subject to standard anti-dilution provisions.

1 On August 1, 2010, Hudson Bay Fund LP and Hudson Bay Overseas Fund Ltd. were restructured whereby Hudson Bay Overseas Fund Ltd. was renamed Hudson Bay Master Fund Ltd., and Hudson Bay Fund LP assigned its assets to Hudson Bay Master Fund Ltd. As a result, all of the securities of the Company held by Hudson Bay Overseas Fund Ltd were reregistered in the name of Hudson Bay Master Fund Ltd. and all of the securities of the Company held by Hudson Bay Fund LP were transferred to Hudson Bay Master Fund Ltd. This Post-Effective Amendment to the Registration Statement reflects only the changes due to the restructuring and does not reflect any change in holdings by any selling stockholder pursuant to conversions of the Notes or otherwise which have occurred since effectiveness of the original Registration Statement.

We are registering 2,653,665 shares of Common Stock issuable upon conversion of the Notes. Using the closing market price quoted on NASDAQ as of the Closing Date, $5.16, the total dollar value of the Common Stock being registered hereunder is $13,692,911.40.

The terms of the Financing include a beneficial ownership limitation applicable to the conversion of the Notes and the exercise of the Warrants, such that no Holder (as defined below) may convert its Notes or exercise its Warrants if, after such conversion or exercise, the Holder would beneficially own, together with its affiliates, more than 4.99% of the then issued and outstanding shares of Common Stock. Each Holder may lower this limitation percentage at any time or increase this limitation percentage to any other percentage not in excess of 9.99% upon sixty one (61) days’ prior written notice to the Company.

In connection with the Financing, the Company paid commissions to FT Global Capital, Inc., Brean Murray, Carret & Co. and Canaccord Adams Inc. (the “Placement Agents”), in the aggregate amount of $700,000, including expenses, and issued the Placement Agents warrants to purchase an aggregate of 80,000 shares of Common Stock at an exercise price of $6.5625 per share, subject to the same resetting provisions as in the Warrants as described below.

Registration Requirements

In connection with the Financing, the Company is required to file a Registration Statement on Form S-3 with the Securities and Exchange Commission (“SEC”) covering the resale of the Conversion Shares, any Interest Shares, and the Exercise Shares. No later than sixty (60) days after the Closing Date, the Company agreed to file a Registration Statement for resale, by the Investors or their permitted assigns (each, a “Holder”), at least the number of shares of Common Stock equal to 130% of the sum of (i) the maximum number of Conversion Shares issuable upon conversion of the Notes, (ii) the maximum number of Interest Shares issuable on the Notes, and (iii) the maximum number of Exercise Shares issuable upon exercise of the Warrants.

The Company has agreed to use its best efforts to have the Registration Statement declared effective within ninety (90) calendar days after the Closing Date, or one hundred twenty (120) calendar days after the Closing Date in the event the Registration Statement is subject to a full review by the SEC. The Company is obliged to amend the Registration Statement or file a new Registration Statement in the event the number of shares available under any Registration Statement is insufficient to cover the securities issuable or exercisable under the Financing.

In the event that Form S-3 is not available for the registration of the resale of the securities issuable or exercisable under the Financing, the Company has agreed to register such securities on another appropriate form reasonably acceptable to the Investors and to register such securities on Form S-3 as soon as the form is available. At all times, however, the Company will maintain the effectiveness of all Registration Statements then in effect until the time as a Registration Statement on Form S-3 covering the resale of all the securities issuable or exercisable under the Financing has been declared effective by the SEC.

The Company will pay liquidated damages of 1.5% of each Holder’s initial investment in the Notes and Warrants sold in the Financing per month if the Registration Statement is not filed or declared effective within the above time periods or ceases to be effective prior to the expiration of certain deadlines provided for in the Registration Rights Agreement, dated as of the Closing Date. However, no liquidated damages will be paid (i) with respect to any securities being registered that we are not permitted to include in the Registration Statement due to the SEC’s application of Rule 415, or (ii) with respect to any Holder, solely because such Holder is required to be described as an underwriter under applicable securities laws, and such Holder elects not to have its shares registered.

Pledge Agreement

In connection with the Financing, Excelvantage Group Limited, the holder of approximately 60% of our outstanding shares of Common Stock (the “Majority Stockholder”) entered into a Shareholder Pledge Agreement with the Investors as of the Closing Date in order to induce the Investors to purchase the Notes and Warrants under the Financing. Under the terms of the pledge agreement, the Majority Stockholder agreed to grant to each Investor a separate, continuing security interest in 2,800,000 shares of Common Stock held by the Majority Stockholder (the “Pledged Shares”). The security interest in the Pledged Shares was granted in order to secure prompt payment and due performance by the Company and the Majority Stockholder of all liabilities, obligations and undertakings owed to the Investors arising out of, outstanding under, advanced or issued pursuant to the Financing. At all times, the value of the Pledged Shares shall equal or exceed the aggregate principal amount outstanding under the Notes, and the Majority Stockholder shall deliver such additional collateral as is necessary for the value of such Pledged Shares to at least equal (if not exceed) the aggregate principal amount outstanding under the Notes. The Pledged Shares are to be returned to the Majority Stockholder upon repayment or conversion of the Notes to Common Stock.

Restriction Period

For the period commencing on the Closing Date and ending on the date immediately following the ninety (90) day trading day anniversary of the effectiveness of the Registration Statement (the “Effective Date”), the Company shall not offer, sell, grant or otherwise dispose of any of its Common Stock (or the Common Stock of any of its subsidiaries) or securities exercisable or convertible into shares of Common Stock, debt, preferred stock or other instrument or security that is, at any time, convertible into or exchangeable or exercisable for shares of Common Stock, or securities exercisable to convertible into shares of Common Stock (a “Subsequent Placement”). In addition to the foregoing restrictions, for a period of one (1) year after the Closing Date, the Investors have a right to participate in any Subsequent Placement; except that the foregoing restrictions do not apply to certain issuances of the Company’s securities, including, without limitation, issuances (i) under an approved equity incentive plan (limited to 15% of the issued and outstanding shares of Common Stock immediately prior to the Closing Date), and (ii) in connection with mergers, acquisitions, strategic business partnerships or joint ventures, in each case with non-affiliated third parties.

Payments in Connection with the Financing

The following table discloses payments the Company has made or may be required to make to any Holder, any affiliate of any Holder, or any person with whom any Holder has a contractual relationship regarding the Financing. It also discloses the net proceeds the Company received from the Financing.

Payments Made or to be Made to the Holders in Connection with the Financing:

Payment Type	Amount of Payment
Interest payments on the Notes	$1,200,000	(1)
Total possible payments to Holders	$1,200,000	(2)
Net Proceeds to the Company from the sale of the Notes and Warrants	$9,116,561.60	(3)
The total possible payments to Holders in the first year following the sale of the Notes and Warrants	$600,000	(1), (2)

(1)	The Notes accrue interest at a rate of 6% per annum, which is paid quarterly in either Interest Shares, cash, or in a combination of stock and cash at the Company’s discretion.

(2)
In addition to the interest payments, the Company may be required to make other payments to the Holders in connection with the Financing. Holders of the Notes are entitled to receive any dividends paid and distributions made to holders of the Company’s Common Stock to the same extent as if the Holders had converted the Notes into Common Stock and had held the shares of Common Stock on the record date for such dividends and distributions. The Company is required to pay to the Holders a Late Charge of 18% on any amount of principal or other amounts due which are not paid when due. In the event of any delay in the filing or effectiveness of the Registration Statement, or in the event any Holder of securities is unable to sell any securities underlying the Notes or Warrants because of a failure by the Company to maintain the effectiveness of the Registration Statement or to file with the SEC any required reports so that it is not in compliance with Rule 144, the Company will be required to pay to the Holders, as partial relief for damages, an amount in cash equal to 1.5% of such Holder’s original principal amount of the Notes on the date of the delay and on each 30 day anniversary of such delay until such securities are able to be sold.

(3)
This dollar amount consists of $10,000,000, representing the total sale price of the Notes and Warrants, less (i) legal fees totaling $183,438.40 (including Investors’ counsel’s fees), and (ii) payments made to the Placement Agents totaling $700,000.

Description of the Securities Under the Financing

Notes

The Notes issued under the Financing are 2-year senior convertible notes with an aggregate principal amount of $10 million. The Notes will accrue interest at a rate of 6% per annum beginning on January 21, 2010 (the “Issuance Date”), which will be paid on January 15, April 15, July 15, and October 15 of each year to the record Holder of each Note. The interest accrued is payable in Interest Shares, although the Company may, at its option and upon written notice to each Holder of the Notes, make such interest payments in cash or in a combination of cash and Interest Shares. If a Note is converted prior to maturity, the Company will pay the Holder an amount equal to the total interest that would accrue on the Note from the Closing Date through maturity, less any interest payments already made with respect to the converted Note.

Conversion and Conversion Price Adjustments

Any Holder of a Note is entitled to convert the Note into Conversion Shares at any time by delivery of a notice of conversion to the Company (“Conversion Notice”). On or before the third trading day after receipt of the Conversion Notice, the Company must deliver to the Holder such number of Conversion Shares to which the Holder is entitled pursuant to the conversion. The number of Conversion Shares the Holder will receive upon conversion of the Notes will be determined by dividing the amount of principal being converted plus any accrued and unpaid interest (“Conversion Amount”) by the conversion price effective at the time of the conversion (the “Conversion Price”, and such calculation, the “Conversion Rate”).

The Notes have an initial Conversion Price of $6.25. The Conversion Price may be reset on the twenty-first (21st) consecutive trading day following (i) the date on which a Registration Statement registering all the shares of Common Stock issuable pursuant to the terms of the Notes and Warrants (the “Registrable Securities”) is declared effective by the SEC, or (ii) if earlier, each of

•	the date the Registrable Securities may first be sold under Rule 144; and

•	the date that any of the Registrable Securities are registered in a Registration Statement.

If the Conversion Price is subject to adjustment as set forth above, it will be reset to the lower of:

•	the then-existing Conversion Price; and

•	90% of the average of the volume weighted average prices for each of the preceding ten complete consecutive trading days.

At no time, however, will the Conversion Price be reset below $2.75 per share as a result of a conversion price adjustment.

The Conversion Price may also be subject to adjustment upon any change of control of the Company, any subdivision or combination of any one or more classes of Common Stock, or any issuance or sale by the Company of any shares of Common Stock at a price lower than the effective Conversion Price immediately prior to such issuance or sale (a “Dilutive Issuance”).

Rights Under the Notes

Purchase Rights

The Holders of the Notes are entitled to purchase rights in the event the Company grants, issues or sells any options, convertible securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock. Each Holder will be entitled to acquire such number of additional securities which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of the Note.

Redemption Rights of the Holders

At their option, the Holders of the Notes are entitled to redemption rights on all or any portion of the Notes upon the occurrence of (a) a change of control of the Company, or (b) certain triggering events constituting an event of default, such as:

•	failure of the Company to file or maintain a Registration Statement under which the Holders may sell any securities issuable or exercisable under the Financing;

•	suspension from trading of the Common Stock;

•	failure by the Company to convert the Notes into Conversion Shares within five (5) days of the conversion date;

•	failure by the Company to pay interest or other amounts due on the Notes;

•	failure to remove any restrictive legend on the certificates of the Conversion Shares; and

•
suspension from trading or failure of the Common Stock to be listed on a national securities exchange for a period of five (5) consecutive trading days or for more than an aggregate of ten (10) trading days in any 365-day period.

Redemption Rights of the Company

Any principle amount of the Notes outstanding at maturity will be redeemed by the Company for the Conversion Amount at such time. The Company is entitled to redeem, at any time after the six (6) month anniversary of the Effective Date (or such date that all of the securities issued or issuable under the Financing are eligible for resale), all, but not less than all, of the Conversion Amount remaining under the Notes if the closing sale price of the Common Stock listed on the principal market on which the Common Stock is sold exceeds 175% of the Conversion Price for fifteen (15) consecutive trading days and certain other conditions as set forth in the Notes are met. The Company is also entitled to call the Notes for redemption at any time after the six (6) month anniversary of the Effective Date, and upon delivery of a call redemption notice to the Holders of the Notes, will pay the Holders an amount of cash equal to 125% of the sum of any Conversion Amount being redeemed plus any accrued and unpaid interest.

Miscellaneous

The Holders of the Notes are not entitled to voting rights in their capacities as such, except as required by law.

Reservation of Shares of Common Stock

Pursuant to the terms of the Financing, the Company must, with respect to each of the Notes, initially reserve a number of shares of Common Stock equal to 130% of the entire Conversion Rate with respect to the entire Conversion Amount of each Note as of the Issuance Date. Thereafter, the Company must take all actions necessary to reserve and keep available out of its authorized and unissued Common Stock such number of shares of Common Stock equal to 130% of the number of shares of Common Stock necessary to effect the conversion of all of the Notes then outstanding.

Warrants

The Warrants issued under the Financing have a term of three (3) years and are immediately exercisable upon issuance into an aggregate of 800,000 fully paid and nonassessable Exercise Shares at an exercise price of $6.5625 per share (the “Exercise Price”).

Exercise and Exercise Price Adjustments

The Holders may exercise the Warrants at any time by delivering to the Company a written notice of exercise and payment of an amount equal to the effective Exercise Price (as of the date of exercise) multiplied by the number of Exercise Shares as to which the Warrant is being exercised. Upon receipt of the notice of exercise and payment, the Company will issue and deliver to the Holder the number of Exercise Shares to which the Holder is entitled pursuant to the exercise.

The Exercise Price may be reset on twenty-first (21st) consecutive trading day following (i) the date on which a Registration Statement registering all the Registrable Securities is declared effective by the SEC, or (ii) if earlier, each of

•	the date the Registrable Securities may first be sold under Rule 144; and

•	the date that any of the Registrable Securities are registered in a Registration Statement.

If the Exercise Price is subject to adjustment as set forth above, it will be reset to the lower of:

•	the then-existing Exercise Price; and

•	110% of the average of the volume weighted average prices for each of the preceding ten (10) complete consecutive trading days.

At no time, however, will the Exercise Price be reset below $3.00 per share as a result of the foregoing adjustment.

The Exercise Price is also subject to adjustment in the event the Company, at any time after the Issuance Date, pays a stock dividend on, subdivides or combines one or more classes of its then outstanding shares of Common Stock, or issues or sells any shares of Common Stock pursuant to a Dilutive Issuance.

Simultaneously with any adjustment to the Exercise Price, the number of Exercise Shares that may be purchased upon exercise of the Warrants will be increased or decreased proportionally, such that after such adjustment, the aggregate Exercise Price payable for the adjusted number of Exercise Shares will be the same as the aggregate Exercise Price in effect immediately prior to such adjustment of the number of Exercise Shares that may be purchased upon exercise of the Warrants.

Rights Under the Warrants

Participation Rights

The Holders of the Warrants are entitled to participate in any dividend or other distribution of assets, or rights to acquire assets, the Company makes to holders of shares of Common Stock, and the Holders are entitled to participation rights in the event the Company grants, issues or sells any options, convertible securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock, to the same extent that each Holder would have participated if such Holder had held the number of Exercise Shares acquirable upon complete exercise of the Warrants immediately before the date on which record is taken for such a distribution.

Cashless Exercise

The Holders of the Warrants are entitled to a cashless exercise of the Warrants if, at the time of the exercise of the Warrants, a Registration Statement is not effective for the resale by the Holder of all of the Exercise Shares.

Miscellaneous

The Holders of the Warrants, solely in their capacities as such, are not entitled to vote or receive dividends or be deemed the holder of any share capital of the Company, and Holders do not have any rights of a stockholder of the Company, including any right to vote, give or withhold consent to any corporate action, receive notice of meetings, receive dividends or subscription rights or otherwise prior to the exercise of the Warrants.

Reservation of Shares of Common Stock

Pursuant to the terms of the Financing, the Company must at all times keep reserved for issuance under the Warrants the number of shares of Common Stock necessary to satisfy the Company’s obligations to issue Exercise Shares. If at any time the Company does not have a sufficient number of authorized and unreserved shares of Common Stock to satisfy its obligations under the Warrants, the Company shall take all action necessary to increase the number of authorized shares of Common Stock to a sufficient amount.

Explanatory Note

The tables and information set forth below in the remainder of this section disclose certain information relating to Financing expenses and total proceeds that may be received by the Company under the circumstances provided. As described in more detail in each table and the related footnotes below, some of the information provided is as of prior dates, including the date of the actual sale of the Notes and Warrants.

Total Possible Profit for Holders from Conversion Discount for Securities Underlying the Notes and Warrants

Market price per share of Common Stock underlying the Notes and Warrants as of the Closing Date	$5.16	(1)

Conversion Price per share of the Common Stock underlying the Notes on the Closing Date	$6.25

Total possible shares of Common Stock underlying the Notes and Warrants (assuming no interest payments and complete conversion throughout the term of the Notes)	2,400,000	(2)

Combined market price of the total number of shares of Common Stock underlying the Notes and Warrants, calculated by using the market price per share as of the Closing Date	$12,384,000

Total possible shares of Common Stock the Holders may receive (including Interest Shares)	2,692,856 shares	(2) (3)

Combined Conversion Price of the total number of shares of Common Stock underlying the Notes and Warrants, calculated by using the Conversion Price on Closing Date and the total possible number of shares of Common Stock the Holders may receive	$16,811,600

Total possible discount to the market price as of the Closing Date, calculated by subtracting the total Conversion Price on the Closing Date from the combined market price of the total number of shares of Common Stock underlying the Notes and Warrants on the Closing Date	The Notes were not sold at a discount to market	(4)

(1)	The closing price of the Company’s Common Stock, as quoted on NASDAQ on January 21, 2010.

(2)
Calculated using the initial Conversion Price of $6.25. In accordance with the Notes, the Conversion Price is subject to resetting provisions as described below. At no point, however, will the Conversion Price be reset below $2.75.

(3)
Interest Shares are calculated using an interest rate of 6% and an Interest Conversion Price of $4.14, which is the closing price of the Company’s Common Stock, as quoted on NASDAQ on February 19, 2010.

(4)
Assuming the minimum Conversion Price of $2.75, the Combined Conversion Price of the total number of shares of Common Stock underlying the Notes and Warrants is $7,413,604. The total possible discount to the market price would be $4,970,396.

The Company is not aware of any selling stockholder or affiliates of any selling stockholder holding any other warrants, options, notes or other securities of the Company.

Resetting Provisions

Notes

Initial Conversion Price:	$6.25

Resetting Provision:
The Conversion Price is subject to being reset on the twenty-first (21st) consecutive trading day following:
The date the Registration Statement registering the securities underlying the Notes and Warrants is declared effective by the SEC; or
•   If earlier, each of:
o      The date the securities underlying the Notes and Warrants may first be sold under Rule 144; and
o      The date that any of the securities underlying the Notes and Warrants are registered in a Registration Statement
If adjusted, the Conversion Price will reset to the lower of:
•   The then-existing Conversion Price; or
•   90% of the average of the volume weighted average prices for each of the preceding ten complete consecutive trading days subject to a minimum Conversion Price

Minimum Conversion Price	$2.75

Warrants

Initial Exercise Price:	$6.5625

Resetting Provision:
The Exercise Price is subject to being reset on the twenty-first (21st) consecutive trading day following:
•   The date the Registration Statement registering the securities underlying the Notes and Warrants is declared effective by the SEC; or
•   If earlier, each of:
o   The date the securities underlying the Notes and Warrants may first be sold under Rule 144; and
o   The date that any of the securities underlying the Notes and Warrants are registered in a Registration Statement

If adjusted, the Exercise Price will reset to the lower of:
•   The then-existing Exercise Price; or
•   110% of the average of the volume weighted average prices for each of the preceding ten complete consecutive trading days subject to a minimum Exercise Price

Minimum Exercise Price	$3.00

Gross Proceeds Paid or Payable to Issuer, Payments Made by Issuer, Net Proceeds to Issuer

Gross proceeds paid or payable to the Company in connection with the Financing	$10,000,000

All payments that have been made or that may be required to be made by the Company	$1,200,000	(1)

Resulting net proceeds to the Company	$8,800,000

Combined total possible profit to be realized as a result of any conversion discounts regarding the shares of Common Stock underlying the Notes and Warrants that are held by the Holders	The Notes and Warrants were not sold at a discount to market	(2)

Percentage of the total amount of all possible payments in connection with the Financing and the total possible discount to the market price of the shares of Common Stock underlying the Notes and Warrants, divided by the net proceeds to the issuer from the sale of the Notes and Warrants, as well as the amount of that resulting percentage averaged over the term of the Notes and Warrants	13.6	%(3)

(1)
The Company is required to make interest payments on the Notes in the amount of $1,200,000. In addition to the interest payments, the Company may be required to make other payments to the Holders in connection with the Financing. Holders of the Notes are entitled to receive any dividends paid and distributions made to holders of the Company’s Common Stock to the same extent as if the Holders had converted the Notes into Common Stock and had held the shares of Common Stock on the record date for such dividends and distributions. The Company is required to pay to the Holders a Late Charge of 18% on any amount of principal or other amounts due which are not paid when due. In the event of any delay in the filing or effectiveness of the Registration Statement, or in the event any Holder of securities is unable to sell any securities underlying the Notes or Warrants because of a failure by the Company to maintain the effectiveness of the Registration Statement or to file with the SEC any required reports so that it is not in compliance with Rule 144, the Company will be required to pay to the Holders, as partial relief for damages, an amount in cash equal to 1.5% of such Holder’s original principal amount of the Notes on the date of the delay and on each 30 day anniversary of such delay until such securities are able to be sold.

(2)
Assuming the minimum Conversion Price of $2.75, the Combined Conversion Price of the total number of shares of Common Stock underlying the Notes and Warrants is $7,413,604. The total possible discount to the market price would be $4,970,396.

(3)	This percentage is calculated by dividing the total payments ($1,200,000) by the total net proceeds ($8,800,000).

Prior Security Transactions with Selling Stockholders

There have been no prior securities transactions between the Company (or any of its predecessors) and the selling stockholders, any affiliates of the selling stockholders, or any person with whom any selling stockholder has a contractual relationship.

Number of Shares Outstanding Held by Non-affiliates and Number of Shares Being Registered:

Number of shares of Common Stock outstanding prior to the Financing held by persons other than the selling stockholders, affiliates of the selling stockholders, and affiliates of the Company	7,961,000
Number of shares of Common Stock registered for resale by the selling stockholders in prior registration statements	0
Number of shares of Common Stock registered for resale by the selling stockholders that continue to be held by the selling stockholders	0
Number of shares of Common Stock that have been sold in registered resale transactions by the selling stockholders	0
Common stock being offered for resale to the public in accordance herewith	2,653,665

Company’s Financial Ability to Make Payments Due With Respect to Convertible Notes Transaction

The Company intends, and has a reasonable basis to believe that it will have the financial ability, to make all payments with respect to the Financing.

Company’s Relationships with the Holders

In the past three years, the Company has not had any relationship or arrangement with any of the selling stockholders, their affiliates, or any person with whom the selling stockholders have a contractual relationship regarding the Financing.

Method of Determining the Number of Shares Being Registered

The Company seeks to register 2,653,665 shares of Common Stock on the Registration Statement.

The Company initially agreed to register 6,897,708 shares of Common Stock. This figure represents 130% of the sum of (i) the maximum number of shares of Common Stock initially issuable upon conversion of the Notes (assuming an initial conversion price of $2.75), (ii) the maximum number of shares of Common Stock payable as interest pursuant to the Notes (assuming the maximum interest rate of 18% and an interest conversion price of $4.14, which was the closing price of the Company’s Common Stock on February 19, 2010), and (iii) the maximum number of shares of Common Stock issuable upon exercise of the Warrants. The calculation is illustrated in the table below:

Principal Amount of Notes:	$10,000,000
Maximum Interest Rate on Notes:	18%
Principal Conversion Price:	$2.75
Interest Conversion Price:	$4.14
Required Reserve Amount:	130%
Interest Conversion Amount		(1)
Interest Per Year:	$1,800,000
Interest to Maturity (2 years):	$3,600,000
Interest Shares:	869,565
130% of Interest Shares:	1,130,435
Principal Conversion Amount		(2)
Conversion Shares:	3,636,364
130% of Conversion Shares:	4,727,273
Warrants
Warrant Shares:	800,000
130% of Warrant Shares:	1,040,000
Total Shares to be Registered:	6,897,708

(1)
The Interest Conversion Amount was calculated assuming the maximum interest rate on the Notes (which would occur upon an Interest Conditions Failure, as defined in the Notes), and an Interest Conversion Price of $4.14, which was the closing price of the Company’s Common Stock on February 19, 2010.

(2)
The Principal Conversion Amount was calculated assuming the minimum Conversion Price, $2.75. The Initial Conversion Price of the Notes is $6.25, which is subject to resetting provisions as described above. At no time, however, will the Conversion Price be reset below $2.75.

However, on April 7, 2010, the Company was advised by the SEC that the number of shares to be registered in the Form S-3 for the Financing could not exceed one-third of the public float. As a result, the number of shares being registered was reduced to 2,653,665 shares of Common Stock issuable upon conversion of the Notes.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. Forward-looking statements provide our current expectations or forecasts of future events. Forward-looking statements include statements about our expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. Words or phrases such as “anticipate,” “believe,” “continue,” “ongoing,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project” or similar words or phrases, or the negatives of those words or phrases, may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking.

The risk factors referred to in this prospectus could materially and adversely affect our business, financial conditions and results of operations and cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us, and you should not place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made and we do not undertake any obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. The risks and uncertainties described below are not the only ones we face. New factors emerge from time to time, and it is not possible for us to predict which will arise. There may be additional risks not presently known to us or that we currently believe are immaterial to our business. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. If any such risks occur, our business, operating results, liquidity and financial condition could be materially affected in an adverse manner. Under such circumstances, you may lose all or part of your investment.

The industry and market data contained in this prospectus are based either on our management’s own estimates or, where indicated, independent industry publications, reports by governmental agencies or market research firms or other published independent sources and, in each case, are believed by our management to be reasonable estimates. However, industry and market data is subject to change and cannot always be verified with complete certainty due to limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in any statistical survey of market shares. We have not independently verified market and industry data from third-party sources. In addition, consumption patterns and customer preferences can and do change. As a result, you should be aware that market share, ranking and other similar data set forth herein, and estimates and beliefs based on such data, may not be verifiable or reliable.

RISK FACTORS

You should carefully consider the risks described below together with all of the other information included in this report before making an investment decision with regard to our securities. The statements contained herein that are not historic facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. If any of the following risks actually occur, our business, financial condition or results of operations could be harmed. In that case, the trading price of our Common Stock could decline, and you may lose all or part of your investment.

Risks Relating to Our Overall Business Operations

Our limited operating history may not serve as an adequate basis to judge our future prospects and results of operations.

We have a limited operating history because we have only been in operation since 2003. This limited operating history, and the unpredictability of the machinery production industry, makes it difficult for investors to evaluate our businesses and predict future operating results. An investor in our securities must consider the risks, uncertainties and difficulties frequently encountered by companies in new and rapidly evolving markets. The risks and difficulties we face include challenges in accurate financial planning as a result of limited historical data and the uncertainties resulting from having had a relatively limited time period in which to implement and evaluate our business strategies as compared to older companies with longer operating histories.

We may not be able to comply with all applicable government regulations.

We are subject to extensive governmental regulation by the central, regional and local authorities in the PRC, where our business operations take place. We believe that we are currently in substantial compliance with all laws and governmental regulations and that we have all material permits and licenses required for our operations. Nevertheless, we cannot assure investors that we will continue to be in substantial compliance with current laws and regulations, or that we will be able to comply with any future laws and regulations. To the extent that new regulations are adopted, we will be required to conform our activities in order to comply with such regulations. Failure to comply with applicable laws and regulations could subject us to civil remedies, including fines, injunctions, recalls or seizures, as well as potential criminal sanctions, which could have a material adverse effect on its business, operations and finances.

Compliance with environmental regulations can be expensive, and noncompliance with these regulations may result in adverse publicity and potentially significant monetary damages and fines.

We use, generate and discharge toxic, volatile and otherwise hazardous chemicals and wastes in our research and development and manufacturing activities, and our business operations generate noise, waste water, and gaseous and other industrial wastes. We are therefore required to comply with all national and local regulations regarding protection of the environment. We are in compliance with current environmental protection requirements and have all necessary environmental permits to conduct our business. However, if more stringent regulations are adopted in the future, the costs of compliance with these new regulations could be substantial. Additionally, if we fail to comply with present or future environmental regulations, we may be required to pay substantial fines, suspend production or cease operations. Any failure by us to control the use of, or to restrict adequately the discharge of, hazardous substances could subject us to potentially significant monetary damages and fines or suspensions in our business operations. Certain laws, ordinances and regulations could limit our ability to develop, use, or sell our products.

Our business depends substantially on the continuing efforts of our executive officers, and our business may be severely disrupted if we lose their services.

Our future success depends substantially on the continued services of our executive officers, especially our CEO and President, Mr. Hu Xiaoming. We do not maintain key man life insurance on any of our executive officers. If any of our executive officers are unable or unwilling to continue in their present positions, we may not be able to replace them readily, if at all. Therefore, our business may be severely disrupted, and we may incur additional expenses to recruit and retain new officers. In addition, if any of our executives joins a competitor or forms a competing company, we may lose some of our customers.

We may be subject to product liability claims, recalls or warranty claims, which could be expensive, damage our reputation and result in a diversion of management resources.

The Company may be subject to lawsuits resulting from injuries associated with the use of the vehicles that it sells. The Company may incur losses relating to these claims or the defense of these claims. There is a risk that claims or liabilities will exceed our insurance coverage. In addition, the Company may be unable to retain adequate liability insurance in the future.

The Company may also be required to participate in recalls involving our vehicles if any prove to be defective, or we may voluntarily initiate a recall or make payments related to such claims as a result of various industry or business practices or the need to maintain good customer relationships. Such a recall would result in a diversion of resources. While we do maintain product liability insurance, we cannot assure you that it will be sufficient to cover all product liability claims, that such claims will not exceed our insurance coverage limits or that such insurance will continue to be available on commercially reasonable terms, if at all. Any product liability claim brought against us could have a material adverse effect on our results of operations.

Risks Relating to Our Vehicle Machinery Production Operations

We may be subject to significant potential liabilities as a result of defects in production and product liability.

Through our machinery production operations, we may be subject to production defect and product liability arising in the ordinary course of business. These claims are common to the machinery production industry and can be costly.

With respect to certain general liability exposures, including manufacturing defect and product liability, interpretation of underlying current and future trends, assessment of claims and the related liability and reserve estimation process is highly subjective due to the complex nature of these exposures, with each exposure exhibiting unique circumstances. Furthermore, once claims are asserted for construction defects, it is difficult to determine the extent to which the assertion of these claims will expand geographically. We may not have sufficient funds available to cover any liability for damages, the cost of repairs, and/or the expense of litigation surrounding such claims, and future claims may arise out of events or circumstances not covered by insurance and not subject to effective indemnification agreements with our subcontractors.

The vehicle machinery industry is highly competitive and we are subject to risks relating to competition that may adversely affect our performance.

The vehicle machinery industry is highly competitive, and our continued success depends upon our ability to compete effectively in markets that contain numerous competitors, some of which have significantly greater financial, marketing and other resources than we have. Competition may reduce fee structures, potentially causing us to lower our fees or prices, which may adversely impact our profits. New or existing competition that uses a business model that is different from our business model may put pressure on us to change our model so that we can remain competitive.

Our business is subject to the risk of supplier concentrations.

We depend on a limited number of suppliers for the sourcing of major components and parts and principal raw materials. As of December 31, 2009 and 2008, one supplier accounted for 75% and 79% of our purchases, respectively, and 39% and 9% and our accounts payable, respectively. As a result of this concentration in our supply chain, our business and operations would be negatively affected if any of our key suppliers were to experience significant disruption affecting the price, quality, availability or timely delivery of their products. The partial or complete loss of these suppliers, or a significant adverse change in our relationship with any of these suppliers, could result in lost revenue, added costs and distribution delays that could harm our business and customer relationships. In addition, concentration in our supply chain can exacerbate our exposure to risks associated with the termination by key suppliers of our distribution agreements or any adverse change in the terms of such agreements, which could have a negative impact on our revenues and profitability.

Our high concentration of sales to relatively few customers may result in significant uncollectible accounts receivable exposure, which may adversely impact our liquidity, business, results of operations and financial condition.

At December 31, 2009, one customer accounted for 89% and 91%, respectively, of our sales and accounts receivable. Due to the concentration of sales to relatively few customers, we face credit exposure from our retail customers and may experience uncollectible receivables from these customers should they face financial difficulties. If these customers fail to pay their accounts receivable, file for bankruptcy or significantly reduce their purchases of our programming, it would have an adverse effect on our business, financial condition, results of operations, and liquidity.

General economic conditions may negatively impact our results.

The consumption of entertainment products such as go-karts and mini-cars is dependant on continued economic growth, and the duration, pace and full extent of the current growth environment remains unclear. Moderate or severe economic downturns or adverse conditions may negatively affect our operations. These conditions may be widespread or isolated to one or more geographic regions. A tightening of the labor markets in one or more geographic regions may result in fewer qualified applicants for job openings in our facilities. Higher wages, related labor costs and other increasing cost trends may negatively impact our results as wages and related labor costs.

Risks Related to Doing Business in China

Change in political and economic conditions may affect our business operations and profitability.

Since our business operations are primarily located in China, our business operations and financial position are subject, to a significant degree, to the economic, political and legal developments in China.

China's government started implementing its economic reform policy in 1978, which enabled China’s economy to gradually transform from a "planned economy" to a "socialist market economy." In 1993, the concept of the socialist market economy was introduced into the Constitution of China, and the country has since experienced accelerated development of a market economy. A noteworthy recent phenomenon is that non-state owned enterprises, such as private enterprises, play an increasingly important role in the Chinese economy and the degree of direct control by the PRC government over the economy is gradually declining.

While the Chinese government has not halted its economic reform policy since 1978, any significant adverse changes in the social, political and economic conditions of China may fundamentally impact China’s economic reform policies, and thus the Company's operations and profits may be adversely affected.

Change in tax laws and regulations in China may affect our business operations.

Various tax reform policies have been implemented in the PRC in recent years. Businesses are still awaiting guidance from the government in interpreting certain PRC tax policies. Moreover, there can be no assurance that the existing tax laws and regulations will not be revised or amended in the future.

Uncertainties with respect to the Chinese legal system could have a material adverse effect on us and may restrict the level of legal protections to foreign investors.

China's legal system is based on statutory law. Unlike the common law system, statutory law is based primarily on written statutes. Previous court decisions may be cited as persuasive authority but do not have a binding effect. Since 1979, the PRC government has been promulgating and amending the laws and regulations regarding economic matters, such as corporate organization and governance, foreign investment, commerce, taxation and trade.  However, since these laws and regulations are relatively new, and the PRC legal system continues to rapidly evolve, the interpretation of many laws, regulations and rules is not always uniform and enforcement of these laws, regulations and rules involves uncertainties, which may limit legal protections available to us.

In addition, any litigation in China may be protracted and may result in substantial costs and diversion of resources and management attention. The legal system in the China cannot provide the investors with the same level of protection as in the U.S. The Company is governed by the law and regulations generally applicable to local enterprises in China. Many of these laws and regulations were recently introduced and remain experimental in nature and subject to changes and refinements. Interpretation, implementation and enforcement of the existing laws and regulations can be uncertain and unpredictable and therefore may restrict the legal protections of foreign investors.

Changes in Currency Conversion Policies in China may have an material adverse effect on us.

Renminbi (“RMB”) is not a freely exchangeable currency. Since 1998, the State Administration of Foreign Exchange of China has promulgated a series of circulars and rules in order to enhance verification of foreign exchange payments under a Chinese entity’s current account items, and has imposed strict requirements on borrowing and repayments of foreign exchange debts from and to foreign creditors under the capital account items and on the creation of foreign security in favor of foreign creditors.

This may complicate foreign exchange payments to foreign creditors under the current account items and thus will affect the ability to borrow under international commercial loans, the creation of foreign security, and the borrowing of RMB under guarantees in foreign currencies. Furthermore, the value of RMB may become subject to supply and demand, which could be largely impacted by international economic and political environments.  Any fluctuations in the exchange rate of RMB could have an adverse effect on the operational and financial condition of the Company and its subsidiaries in China.

You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing original actions based on United States or other foreign laws against us, our management or the experts named in the prospectus.

We conduct substantially all of our operations in China and substantially all of our assets are located in China. In addition, all of our senior executive officers reside in China. As a result, it may not be possible to effect service of process within the United States or elsewhere outside China upon our senior executive officers, including with respect to matters arising under U.S. federal securities laws or applicable state securities laws. Moreover, our PRC counsel has advised us that the PRC does not have treaties with the United States or many other countries providing for the reciprocal recognition and enforcement of judgment of courts.

Risks Relating to Ownership of Our Securities

Our stock price may be volatile, which may result in losses to our stockholders.

The stock markets have experienced significant price and trading volume fluctuations, and the market prices of companies listed on the NASDAQ Capital Market, the stock market in which shares of our Common Stock are listed, have been volatile in the past and have experienced sharp share price and trading volume changes. The trading price of our Common Stock is likely to be volatile and could fluctuate widely in response to many factors, including the following, some of which are beyond our control:

•	variations in our operating results;

•	changes in expectations of our future financial performance, including financial estimates by securities analysts and investors;

•	changes in operating and stock price performance of other companies in our industry;

•	additions or departures of key personnel; and

•	future sales of our Common Stock.

Domestic and international stock markets often experience significant price and volume fluctuations. These fluctuations, as well as general economic and political conditions unrelated to our performance, may adversely affect the price of our Common Stock.

One stockholder owns a substantial portion of our outstanding Common Stock, which may enable this stockholder to influence many significant corporate actions and in certain circumstances may prevent a change in control that would otherwise be beneficial to our other stockholders.

Prior to the financing, Excelvantage Group Limited controlled approximately 60.12% of our outstanding shares of Common Stock. As a result, Excelvantage Group Limited could have a substantial impact on matters requiring the vote of the stockholders, including the election of our directors and most corporate actions. This control could delay, defer or prevent others from initiating a potential merger, takeover or other change in our control, even if these actions would benefit our other stockholders and the Company. This control could adversely affect the voting and other rights of our other stockholders and could depress the market price of our Common Stock.

Our common shares are thinly traded and you may be unable to sell at or near ask prices, or at all.

We cannot predict the extent to which an active public market for trading our Common Stock will be sustained. Our common shares have historically been sporadically or “thinly-traded,” meaning that the number of persons interested in purchasing our common shares at or near bid prices at any given time may be relatively small or non-existent.

This situation is attributable to a number of factors, including the fact that we are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community who generate or influence sales volume.  Even if we came to the attention of such persons, those persons tend to be risk-averse and may be reluctant to follow, purchase, or recommend the purchase of shares of an unproven company such as ours until such time as we become more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot give you any assurance that a broader or more active public trading market for our Common Stock will develop or be sustained, or that current trading levels will be sustained.

The market price for our Common Stock is particularly volatile given our status as a relatively small company with a small and thinly traded “float” and lack of current revenues which could lead to wide fluctuations in our share price. You may be unable to sell your Common Stock at or above your purchase price if at all, which may result in substantial losses to you.

Stockholders should be aware that, according to SEC Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (1) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (2) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (3) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (4) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (5) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities. The occurrence of these patterns or practices could increase the volatility of our share price.

Substantial sales of the shares of our Common Stock issuable upon conversion of our senior secured convertible notes or exercise of warrants could adversely affect our stock price or our ability to raise additional financing in the public capital markets.

We issued $10,000,000 2-year senior secured convertible notes and warrants to purchase an aggregate of 800,000 shares of Common Stock to certain institutional investors on January 21, 2010.  Under the terms of the notes, the maximum number of shares of Common Stock issuable upon conversion is 3,636,364 shares (not including any shares of Common Stock which the Company may issue as interest payments in lieu of cash), representing approximately 13% of our outstanding Common Stock on a fully diluted basis.

If the note holders convert their notes or if they exercise the warrants and sell a substantial number of shares of our Common Stock in the future, or if investors perceive that these sales may occur, the market price of our Common Stock could decline or market demand for our Common Stock could be sharply reduced. The conversion of the notes and subsequent sale of a substantial number of shares of our Common Stock could also adversely affect demand for, and the market price of, our Common Stock. Each of these transactions could adversely affect our ability to raise additional financing by issuing equity or equity-based securities in the public capital markets.

Antidilution and other provisions in the senior secured convertible notes and the warrants issued to the note holders may also adversely affect our stock price or our ability to raise additional financing.

The senior secured convertible notes and the warrants issued to the institutional holders described above contains antidilution provisions that provide for adjustment of the note conversion price and the warrant exercise price, and the number of shares issuable under the warrants, upon the occurrence of certain events. If we issue shares of our Common Stock, or securities convertible into our Common Stock, at prices below the conversion price or exercise price, as applicable, the conversion price of the notes will be reduced and the warrant exercise price will be reduced and the number of shares issuable under the warrant will be increased. The amount of such adjustment if any, will be determined pursuant to a formula specified in the note and the warrant and will depend on the number of shares issued and the offering price of the subsequent issuance of securities. Adjustments to the warrant pursuant to these antidilution provisions may result in significant dilution to the interests of our existing stockholders and may adversely affect the market price of our Common Stock. The antidilution provisions may also limit our ability to obtain additional financing on terms favorable to us.

Moreover, we may not realize any cash proceeds from the exercise of the warrants. A holder of the warrant may opt for a cashless exercise of all or part of the warrant under certain circumstances. In a cashless exercise, the holder of the warrant would make no cash payment to us, and would receive a number of shares of our common stock having an aggregate value equal to the excess of the then-current market price of the shares of our common stock issuable upon exercise of the warrant over the exercise price of the warrant. Such an issuance of common stock would be immediately dilutive to the interests of other stockholders.

We do not anticipate paying any cash dividends.

We presently do not anticipate that we will pay dividends on any of our capital stock in the foreseeable future. If payment of dividends does occur at some point in the future, it would be contingent upon our revenues and earnings, if any, capital requirements, and general financial condition. The payment of any dividends will be within the discretion of our Board of Directors. We presently intend to retain all earnings, if any, to implement our business plan; accordingly, we do not anticipate the declaration of any dividends in the foreseeable future.

Fluctuation in the value of the RMB may have a material adverse effect on your investment.

The change in value of the RMB against the U.S. dollar, the Euro and other currencies is affected by changes in China’s political and economic conditions, among other things. On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the RMB to the U.S. dollar. Under the new policy, the RMB is permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. This change in policy has resulted in approximately 2.1% appreciation of RMB against the U.S. dollar. While the international reaction to the RMB revaluation has generally been positive, there remains significant international pressure on the PRC government to adopt an even more flexible currency policy, which could result in a further and more significant appreciation of the RMB against the U.S. dollar. As a portion of our costs and expenses is denominated in RMB, the revaluation in July 2005 and potential future revaluation has and could further increase our costs. In addition, as we rely entirely on dividends paid to us by our operating subsidiaries, any significant revaluation of the RMB may have a material adverse effect on our revenues and financial condition. For example, to the extent that we need to convert U.S. dollars we receive from this offering into RMB for our operations, appreciation of the RMB against the U.S. dollar would have an adverse effect on the RMB amount we receive from the conversion. Conversely, if we decide to convert our RMB into U.S. dollars for the purpose of making payments for dividends on our ordinary shares or for other business purposes, appreciation of the U.S. dollar against the RMB would have a negative effect on the U.S. dollar amount available to us.

If the Company were to be delisted from NASDAQ, our Common Stock could be subject to “penny stock” rules which could negatively impact our liquidity and our stockholders’ ability to sell their shares.

Our Common Stock is currently listed on the NASDAQ Capital Market. We must comply with numerous NASDAQ MarketPlace rules in order to maintain the listing of our Common Stock on NASDAQ. There can be no assurance that we can continue to meet the requirements to maintain the NASDAQ listing of our Common Stock. If we are unable to maintain our listing on NASDAQ, the market liquidity of our Common Stock may be severely limited.

Volatility in Our Common Share Price May Subject Us to Securities Litigation.

The market for our Common Stock is characterized by significant price volatility as compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future. In the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities. We may, in the future, be the target of similar litigation. Securities litigation could result in substantial costs and liabilities and could divert management's attention and resources.

The Elimination of Monetary Liability Against our Directors, Officers and Employees under Delaware law and the Existence of Indemnification Rights of our Directors, Officers and Employees May Result in Substantial Expenditures by our Company and may Discourage Lawsuits Against our Directors, Officers and Employees.

Our articles of incorporation do not contain any specific provisions that eliminate the liability of our directors for monetary damages to our company and stockholders; however, we are prepared to give such indemnification to our directors and officers to the extent provided for by Delaware law. We may also have contractual indemnification obligations under our employment agreements with our officers. The foregoing indemnification obligations could result in our company incurring substantial expenditures to cover the cost of settlement or damage awards against directors and officers, which we may be unable to recoup. These provisions and resultant costs may also discourage our company from bringing a lawsuit against directors and officers for breaches of their fiduciary duties, and may similarly discourage the filing of derivative litigation by our stockholders against our directors and officers even though such actions, if successful, might otherwise benefit our company and stockholders.

Past Activities Of Stone Mountain and Our Affiliates May Lead to Future Liability.

Prior to Stone Mountain entering into the share exchange agreement with Continental on June 29, 2007, Stone Mountain engaged in businesses unrelated to our current operations. Any liabilities relating to such prior business against which we are not completely indemnified may have a material adverse effect on us.

We may need additional capital, and the sale of additional shares or other equity securities could result in additional dilution to our stockholders.

We believe that our current cash, cash equivalents, and anticipated cash flow from operations will be sufficient to meet our anticipated cash needs for the near future. We may, however, require additional cash resources due to changed business conditions or other future developments, including any investments or acquisitions we may decide to pursue. If our resources are insufficient to satisfy our cash requirements, we may seek to sell additional equity or debt securities or obtain a credit facility. The sale of additional equity securities could result in dilution to our stockholders. The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations. We cannot assure you that financing will be available in amounts or on terms acceptable to us, if at all.

Our business is subject to changing regulations related to corporate governance and public disclosure that have increased both our costs and the risk of noncompliance.

Because our Common Stock is publicly traded, we are subject to certain rules and regulations of federal, state and financial market exchange entities charged with the protection of investors and the oversight of companies whose securities are publicly traded. These entities, including the Public Company Accounting Oversight Board, the SEC and NASDAQ, have issued requirements and regulations and continue to develop additional regulations and requirements in response to corporate scandals and laws enacted by Congress, most notably the Sarbanes-Oxley Act of 2002. Our efforts to comply with these regulations have resulted in, and are likely to continue resulting in, increased general and administrative expenses and diversion of management time and attention from revenue-generating activities to compliance activities. Because new and modified laws, regulations and standards are subject to varying interpretations in many cases due to their lack of specificity, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This evolution may result in continuing uncertainty regarding compliance matters and additional costs necessitated by ongoing revisions to our disclosure and governance practices.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the Common Stock by the selling stockholders. We may receive proceeds from the issuance of shares of our Common Stock upon the exercise of the Warrants, if exercised for cash. We intend to use any proceeds from exercise of the Warrants for working capital and other general corporate purposes.

SELLING STOCKHOLDERS

The shares of Common Stock being offered by the selling stockholders are those issuable to the selling stockholders upon conversion of the Notes. For additional information regarding the issuance of the Notes and the Warrants, see “Recent Developments” above. We are registering the shares of Common Stock in order to permit the selling stockholders to offer the shares for resale from time to time. Except for the ownership of the Notes and the Warrants issued pursuant to the Financing, the selling stockholders who were investors in the Financing have not had any material relationship with us within the past three years.

The table below lists the selling stockholders and other information regarding the beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder) of the shares of Common Stock held by each of the selling stockholders. The second column lists the number of shares of Common Stock beneficially owned by the selling stockholders, based on their respective ownership of shares of Common Stock, Notes and Warrants, as of February 19, 2010, assuming conversion of the Notes and exercise of the Warrants held by each such selling stockholder on that date.

The third column lists the shares of Common Stock being offered by this prospectus by the selling stockholders and does not take in account any limitations on conversion of the Notes or issuance of Common Stock set forth therein.

In accordance with the terms of a registration rights agreement with the holders of the Notes and the Warrants, this prospectus generally covers the resale of 2,653,665 shares of Common Stock issuable upon conversion of the Notes.  In addition to both economic and standard antidilution adjustments, the conversion price of the Notes is subject to additional adjustments described below in “Recent Developments - Description of the Securities Under the Financing - Notes - Conversion and Conversion Price Adjustments.”  Because the conversion price of the Notes may be adjusted, the number of shares that will actually be issued may be more or less than the number of shares being offered by this prospectus. The fourth column assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus.

Column 1	Column 2		Column 3		Column 4
	Number of Shares of Common Stock Owned Prior to Offering (1)(2)		Maximum Number of Shares of Common Stock to be Sold Pursuant to this		Number of Shares of Common Stock Owned After Offering(2)
Name of Selling Stockholder	Number	Percent	Prospectus (3)		Number	Percent
Hudson Bay Master Fund Ltd.*	1,200,000	6.01%	1,326,833	(4)	0	**
Capital Ventures International	1,200,000	6.01%	1,326,833	(5)	0	**

(1) Beneficial ownership is determined in accordance with the rules of the SEC. Shares of Common Stock subject to options or warrants currently exercisable or exercisable within 60 days of the date of this prospectus, are deemed outstanding for computing the percentage ownership of the stockholder holding the options or warrants and securities that are currently convertible or convertible within 60 days of the date of this prospectus, but are not deemed outstanding for computing the percentage ownership of any other stockholder. Unless otherwise indicated in the footnotes to this table, we believe stockholders named in the table have sole voting and sole investment power with respect to the shares set forth opposite such stockholder’s name. Percentage of ownership is based on 19,961,000 shares of Common Stock outstanding as of April 8, 2010.

(2) Pursuant to the terms of the Notes and the Warrants, at no time may a holder of Notes and Warrants convert or exercise such holder’s Note or Warrant into shares of our Common Stock if the conversion or exercise would result in such holder beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act and the rules thereunder) more than 4.99% of our then issued and outstanding shares of Common Stock; provided, however, that each holder may lower this limitation percentage at any time or increase this limitation percentage to any other percentage not in excess of 9.99% upon 61 days’ prior written notice to the Company. The 4.99% beneficial ownership limitation does not prevent a stockholder from selling some of its holdings and then receiving additional shares. Accordingly, each stockholder could exercise and sell more than 4.99% of our Common Stock without ever at any one time holding more than this limit. The number and percent of shares of our Common Stock to be held by the selling stockholders after the offering of the resale securities, assumes all of the resale securities are sold by the selling stockholders and that the selling stockholders do not acquire any other shares of our Common Stock prior to their assumed sale of all of the resale shares.

(3) Represents the maximum number of shares of Common Stock issuable upon conversion of the Notes that each selling stockholder may sell under this prospectus, regardless of the 4.99% beneficial ownership limitation, more fully explained in footnote 2.

(4)  Represents shares of Common Stock which may be issued upon conversion of the Notes. In addition to both economic and standard antidilution adjustments, the conversion price of the Notes is subject to additional adjustments described below in “Recent Developments - Description of the Securities Under the Financing - Notes - Conversion and Conversion Price Adjustments.”  Sander Gerber shares voting and investment power over these securities. Sander Gerber disclaims beneficial ownership over the securities held by Hudson Bay Master Fund Ltd. The selling stockholder acquired the securities offered for its own account in the ordinary course of business, and at the time it acquired the securities, it had no agreements, plans or understandings, directly or indirectly to distribute the securities.  In the ordinary course of business in trading securities positions, Hudson Bay Master Fund Ltd. may enter into short sales.  However, no such short sales are entered into prior to the public announcement of any private placement pursuant to which the applicable securities were acquired by Hudson Bay Master Fund Ltd. and Hudson Bay Master Fund Ltd. is aware of and adheres to the position of the Staff of the Commission set forth in Item A.65 of the SEC Telephone Interpretations Manual.

* On August 1, 2010, Hudson Bay Fund LP and Hudson Bay Overseas Fund Ltd. were restructured whereby Hudson Bay Overseas Fund Ltd. was renamed Hudson Bay Master Fund Ltd., and Hudson Bay Fund LP assigned its assets to Hudson Bay Master Fund Ltd.  As a result, all of the securities of the Company held by Hudson Bay Overseas Fund Ltd were reregistered in the name of Hudson Bay Master Fund Ltd. and all of the securities of the Company held by Hudson Bay Fund LP were transferred to Hudson Bay Master Fund Ltd.  This Post-Effective Amendment to the Registration Statement reflects only the changes due to the restructuring and does not reflect any change in holdings by any selling stockholder pursuant to conversions of the Notes or otherwise which have occurred since effectiveness of the original Registration Statement.

 (5)  Represents shares of Common Stock which may be issued upon conversion of the Notes.  In addition to both economic and standard antidilution adjustments, the conversion price of the Notes is subject to additional adjustments described below in “Recent Developments - Description of the Securities Under the Financing - Notes - Conversion and Conversion Price Adjustments.”  Heights Capital Management, Inc., the authorized agent of Capital Ventures International, has discretionary authority to vote and dispose of the shares held by Capital Ventures International and may be deemed to be the beneficial owner of these shares.  Martin Kobinger, in his capacity as Investment Manager of Heights Capital Management, Inc., may be deemed to have voting and dispositive powers for Capital Ventures International.   Mr. Kobinger disclaims any such beneficial ownership of the shares held by Capital Ventures International.  Capital Ventures International is affiliated with one or more registered broker-dealers.  Capital Ventures International purchased the shares being registered hereunder in the ordinary course of business and at the time of purchase, had no agreements or understandings, directly or indirectly, with any other person to distribute such shares. In the ordinary course of its business in trading securities positions, Capital Ventures International may enter into short sales.  However, no such short sales are entered into prior to the public announcement of any private placement pursuant to which the applicable securities were acquired by Capital Ventures International and Capital Ventures International is aware of and adheres to the position of the Staff of the Commission set forth in Item A.65 of the SEC Telephone Interpretations Manual.

**  Less than 1%.

PLAN OF DISTRIBUTION

We are registering the shares of Common Stock issuable upon conversion of the Notes to permit the resale of these shares of Common Stock by the holders of the Notes from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of Common Stock.  We will bear all fees and expenses incident to our obligation to register the shares of Common Stock.

The selling stockholders may sell all or a portion of the shares of Common Stock held by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of Common Stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of Common Stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales made after the date the Registration Statement is declared effective by the SEC;

•	broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares of Common Stock under Rule 144 promulgated under the Securities Act of 1933, as amended, if available, rather than under this prospectus. In addition, the selling stockholders may transfer the shares of Common Stock by other means not described in this prospectus. If the selling stockholders effect such transactions by selling shares of Common Stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of Common Stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of Common Stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of Common Stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of Common Stock short and deliver shares of Common Stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of Common Stock to broker-dealers that in turn may sell such shares.

The selling stockholders may pledge or grant a security interest in some or all of the Notes, Warrants or shares of Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of Common Stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

To the extent required by the Securities Act and the rules and regulations thereunder, the selling stockholders and any broker-dealer participating in the distribution of the shares of Common Stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of Common Stock is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of shares of Common Stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the shares of Common Stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of Common Stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of Common Stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of Common Stock by the selling stockholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of Common Stock to engage in market-making activities with respect to the shares of Common Stock. All of the foregoing may affect the marketability of the shares of Common Stock and the ability of any person or entity to engage in market-making activities with respect to the shares of Common Stock.

We will pay all expenses of the registration of the shares of Common Stock pursuant to the registration rights agreement, estimated to be $42,000 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, a selling stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act in accordance with the registration rights agreements or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the related registration rights agreements or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the shares of Common Stock will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

K&L Gates LLP will pass upon the validity of the securities being offered hereby.

EXPERTS

The consolidated financial statements of Kandi Technologies, Corp. as of December 31, 2009, and for the year then ended, have been incorporated by reference hereto in reliance upon the report of Albert Wong & Co, an independent registered public accounting firm, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.  The Company’s consolidated financial statements as of December 31, 2008 and for the year then ended have been incorporated by reference herein in reliance upon the report of Weinberg & Company, P.A., an independent registered public accounting firm, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference the information we file with them, which means:

•	incorporated documents are considered part of the prospectus;

•	we can disclose important information to you by referring you to those documents; and

•	information that we file with the SEC after the date of this prospectus will automatically update and supersede the information contained in this prospectus and incorporated filings.

We incorporate by reference the documents listed below that we filed with the SEC under the Exchange Act:

•	our Annual Report on Form 10-K for the year ended December 31, 2009;

•
The description of our Common Stock contained in the registration statement on Form S-8 (Registration No. 333-156582) filed with the SEC on January 6, 2009, and all amendments and reports filed for the purpose of updating that description.

We also incorporate by reference each of the documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (1) after the date of the initial filing of this registration statement, of which this prospectus forms a part, prior to the effectiveness of this registration statement and (2) after the date of this prospectus until the offering of the securities terminates. We will not, however, incorporate by reference in this prospectus any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of our current reports on Form 8-K after the date of this prospectus unless, and except to the extent, specified in such current reports.

We will provide you with a copy of any of these filings (other than an exhibit to these filings, unless the exhibit is specifically incorporated by reference into the filing requested) at no cost, if you submit a request to us by writing or telephoning us at the following address and telephone number:

Kandi Technologies, Corp.
Jinhua City Industrial Zone
Jinhua, Zhejiang Province
People’s Republic of China
Post Code 321016
Tel: (86-579) 83906856

Any statement contained or incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, or in any subsequently filed document which also is incorporated herein by reference, modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Any statement made in this prospectus concerning the contents of any contract, agreement or other document is only a summary of the actual contract, agreement or other document. If we have filed or incorporated by reference any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract, agreement or other document is qualified by reference to the actual document.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the shares of Common Stock and Warrants offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information about us and the Common Stock offered hereby, reference is made to the registration statement and the exhibits and schedules filed therewith.

A copy of the registration statement and the exhibits and schedules filed therewith may be inspected without charge at the public reference room maintained by the SEC, located at 100 F Street, N.E., Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from such offices upon the payment of the fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. We also file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC also maintains an Internet web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is http://www.sec.gov.

You should rely only on the information contained in this document. We have not authorized anyone to give any information that is different. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted. The information in this prospectus is complete and accurate as of the date on the cover, but the information may change in the future.

2,653,665 Shares of Common Stock

KANDI TECHNOLOGIES, CORP.

PROSPECTUS

February 24, 2011

PART II

  INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth the expenses payable by the Registrant in connection with the sale and distribution of the securities being registered hereby. All amounts are estimated except the Securities and Exchange Commission registration fee.

Securities and Exchange Commission registration fee	$2,021.33
Accounting fees and expenses	$5,000
Printing and engraving	$5,000
Legal fees and expenses	$30,000

Total	$42,012.33

Item 15. Indemnification of Directors and Officers

We have entered into indemnification agreements with each of our directors and officers that provide the director or officer will not be personally liable to us or our stockholders for or with respect to any acts or omissions in the performance of his duties as a director or officer to the fullest extent permitted by the DGCL or any other applicable law.

Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and agents of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation, as a derivative action), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of actions by or in the right of the corporation, except that indemnification only extends to expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action, and no indemnification shall be made where the person seeking indemnification has been found liable to the corporation, unless and only to the extent that a court determines is fair and reasonable in view of all circumstances.

Our certificate of incorporation provides that we shall indemnify and hold harmless any person who was or is a party or is threatened to be made a party or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director or an officer of the Company, or is or was serving at our request, while a director or officer of the Company, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such person in connection with such action, suit or proceeding to the fullest extent permitted or required by Delaware law. Except with respect to proceedings to enforce rights to indemnification, we will indemnify any such person in connection with a proceeding described above initiated by such person only if such proceeding was authorized by our board of directors.

Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision may not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. Our certificate of incorporation contains such a provision.

The indemnification provisions contained in our certificate of incorporation are in addition to any other right that a person may have or acquire under any statute, bylaw, resolution of stockholders or directors or otherwise.

Item 16. Exhibits

The following documents are exhibits to the registration statement:

Exhibit Number	Description

4.1**	Certificate of Incorporation of Stone Mountain Resources Inc. (filed as Exhibit 3.1 to our Form SB-2, filed April 1, 2005 (Registration No. 333-123735)), incorporated herein by reference

4.2**	Certificate of Amendment of Certificate of Incorporation of Stone Mountain Resources, Inc.

4.3**	By-laws (filed as Exhibit 3.2 to our Form SB-2, filed April 1, 2005 (Registration No. 333-123735)), incorporated herein by reference

5.1*	Opinion of K&L Gates LLP

10.1**	Securities Purchase Agreement, dated as of January 21, 2010 between Kandi Technologies, Corp. and the Investors listed on the Schedule of Buyers attached thereto (“SPA”)

10.2**	Form of Senior Secured Convertible Note issuable under the SPA

10.3**	Form of Warrant issuable under the SPA

10.4**	Registration Rights Agreement, dated as of January 21, 2010 between Kandi Technologies, Corp. and the Investors listed in the SPA

10.5**	Shareholder Pledge Agreement, dated as of January 21, 2010 between Kandi Technologies, Corp. and Excelvantage Group Limited

10.6**	Voting Agreement, dated as of January 21, 2010 between Kandi Technologies, Corp. and Excelvantage Group Limited

10.7**	Placement Agent Agreement, dated as of January 19, 2010 among Kandi Technologies, Corp., FT Global Capital, Inc. and Brean Murray, Carret & Co.

23.1*	Consent of Albert Wong & Co., Independent Registered Public Accounting Firm

23.2*	Consent of Weinberg & Company, P.A., Independent Registered Public Accounting Firm

23.3*	Consent of K&L Gates LLP (contained in Exhibit 5.1)

24.1**	Power of Attorney (included in the signature page to the Registration Statement)

*Filed herewith
**Previously filed.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

2.
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be a part of and included in the registration statement as of the earlier date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is a part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

5.
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

 (i)  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jinhua, The People’s Republic of China, on the 24th day of February, 2011.

KANDI TECHNOLOGIES, CORP.

By:	/s/ Hu Xiaoming
Hu Xiaoming
President, Chief Executive Officer and Chairman of the Board

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Hu Xiaoming	President, Chief Executive Officer and Chairman of the Board	February 24, 2011
Hu Xiaoming	(Principal Executive Officer)

/s/ Zhu Xiaoying	Chief Financial Officer and Director	February 24, 2011
Zhu Xiaoying	(Principal Financial Officer and Principal Accounting Officer)

/s/ Zheng Mingyang	Director	February 24, 2011
Zheng Mingyang

/s/ Qian Jinsong	Director	February 24, 2011
Qian Jinsong

/s/ Fong Heung Sang	Director	February 24, 2011
Fong Heung Sang

/s/ Ni Guangzheng	Director	February 24, 2011
Ni Guangzheng

/s/ Jerry Lewin	Director	February 24, 2011
Jerry Lewin

EXHIBIT INDEX

Exhibit Number	Description

4.1**	Certificate of Incorporation of Stone Mountain Resources Inc. (filed as Exhibit 3.1 to our Form SB-2, filed April 1, 2005 (Registration No. 333-123735)), incorporated herein by reference

4.2**	Certificate of Amendment of Certificate of Incorporation of Stone Mountain Resources, Inc.

4.3**	By-laws (filed as Exhibit 3.2 to our Form SB-2, filed April 1, 2005 (Registration No. 333-123735)), incorporated herein by reference

5.1*	Opinion of K&L Gates LLP

10.1**	Securities Purchase Agreement, dated as of January 21, 2010 between Kandi Technologies, Corp. and the Investors listed on the Schedule of Buyers attached thereto (“SPA”)

10.2**	Form of Senior Secured Convertible Note issuable under the SPA

10.3**	Form of Warrant issuable under the SPA

10.4**	Registration Rights Agreement, dated as of January 21, 2010 between Kandi Technologies, Corp. and the Investors listed in the SPA

10.5**	Shareholder Pledge Agreement, dated as of January 21, 2010 between Kandi Technologies, Corp. and Excelvantage Group Limited

10.6**	Voting Agreement, dated as of January 21, 2010 between Kandi Technologies, Corp. and Excelvantage Group Limited

10.7**	Placement Agent Agreement, dated as of January 19, 2010 among Kandi Technologies, Corp., FT Global Capital, Inc. and Brean Murray, Carret & Co.

23.1*	Consent of Albert Wong & Co., Independent Registered Public Accounting Firm

23.2*	Consent of Weinberg & Company, P.A., Independent Registered Public Accounting Firm

23.2*	Consent of K&L Gates LLP (contained in Exhibit 5.1)

24.1**	Power of Attorney (included in the signature page to the Registration Statement)

*Filed herewith.
**Previously filed.